DRAFT 11/12/2007



SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
------------------------------------------

                                                  AFFIDAVIT OF
CASTLERIGG MASTER INVESTMENTS, LTD.               CONFESSION OF
                                                  JUDGMENT

                      Plaintiff
                                                  Index No.
         -against-


EARTH BIOFUELS, INC.


                      Defendant.
------------------------------------------


STATE OF NEW YORK          )
                           ) ss
COUNTY OF NEW YORK         )

          Mr. Dennis McLaughlin, being duly sworn, deposes and says:

          1. I am the Chief Executive Officer of Earth Biofuels, Inc. ("EBOF") the Defendant in the above-entitled action, whose corporate address is 3001 Knox Street, Suite 403, Dallas, TX 75205.

          2. I am authorized by EBOF to confess judgment on EBOF's behalf, in favor of plaintiff, Castlerigg Master Investments, Ltd. ("Castlerigg") for the sum of $80,919,551 (as of September 28, 2007);

          3. Pursuant to Section 3218 of the New York Civil Practice Law and Rules, I hereby confess judgment on EBOF's behalf, in favor of Castlerigg for $80,919,551 (as of September 28, 2007), and authorize it and its parents, subsidiaries, affiliates, agents, representatives, attorneys, executors, administrators, directors, officers, shareholders, employees, successors, assigns, predecessors, transferees, and insurers to enter judgment in the Supreme Court of the State of New York, County of New York, against EBOF in the amount of $80,919,551 (as of September 28, 2007).

          4. This confession of judgment is for a debt due and owing to Castlerigg, and arises under certain a promissory note dated July 24, 2006 issued pursuant to a Securities Purchase Agreement dated July 24, 2006 (the "Transaction Documents").

          5. The debt is unconditionally due and owing to Castlerigg by virtue of numerous events of default arising under the Transaction Documents which have been acknowledged by EBOF in an interim restructuring agreement dated November [__], 2007 (the "Interim Restructuring Agreement") and as such are undisputed.

                                                             DRAFT 11/12/2007


          6. Pursuant to the Interim Restructuring Agreement, EBOF also agreed and acknowledged that it is indebted to the Castlerigg in the amount of $80,919,551 (as of September 28, 2007), and confesses judgment herein on that debt.

          7. Further, as set forth in Section 3 of the Interim Restructuring Agreement if EBOF failed to meet the conditions set forth in Section 3 of the Interim Restructuring Agreement by the dates specified therein, then EBOF authorized the Castlerigg to file this Affidavit of Confession of Judgment in which EBOF confesses judgment in favor of Castlerigg and against EBOF in the amount of $80,919,551 (as of September 28, 2007).

          8. This confession of judgment does not violate section 3201 of the New York Civil Practice Law and Rules because it was "not executed prior to the time a default in the payment of an installment occurs in connection with the purchase of fifteen hundred dollars or less of any commodities for any use other than a commercial or business use upon any plan of deferred payments whereby the price or cost is payable in two or more installments."

          9. This confession of judgment is not for the purpose of securing plaintiff against a contingent liability.



                                           By:
                                                --------------------------------
                                                Dennis McLaughlin
                                                Chief Executive Officer
                                                Earth Biofuels, Inc.


Sworn to before me this _______ day
of _____________, 2007



----------------------------
NOTARY PUBLIC




                                       2